UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2025

Enact Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40399	46-1579166
(State or other Jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

8325 Six Forks Road
Raleigh, North Carolina 27615
(919) 846-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	ACT	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 7, 2025, Anne G. Waleski advised Enact Holdings, Inc. (the “Company”) and the Company’s Board of Directors (the “Board”) of her intention not to stand for re-election as a director of the Company when her term expires at the Company’s upcoming 2025 Annual Meeting of Stockholders on May 14, 2025. Ms. Waleski plans to serve on the Board, the Audit Committee, including as its chairperson, and the Nominating and Corporate Governance Committee until that time. Ms. Waleski’s decision not to stand for re-election was not the result of any dispute or disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

On March 11, 2025, the Board of Directors (the “Board”) of Enact Holdings, Inc., a Delaware Corporation (the “Corporation” or “Enact”), appointed H. Elizabeth Mitchell to serve as a director for a term expiring at the 2025 Annual Meeting of Stockholders. As a result of the appointment of Ms. Mitchell, the Board increased its size from 11 members to 12 members effective from the time of appointment until the 2025 Annual Meeting of Stockholders when the Board will decrease in size to 11 members as a result of Anne G. Waleski not standing for re-election. The Board also appointed Ms. Mitchell to serve as a member of the Board’s Audit Committee. Ms. Mitchell will receive compensation as a non-management director under our director compensation program in accordance with the Corporation’s director compensation practices described in our proxy statement. The Corporation expects to enter into an indemnification agreement with Ms. Mitchell substantially in the form entered into by the Corporation’s existing directors. There are no arrangements or understandings between Ms. Mitchell and any other persons pursuant to which Ms. Mitchell was selected as a director. There are no family relationships between Ms. Mitchell and the Corporation’s existing directors and officers. There has been no transaction, nor is there any currently proposed transaction, between Ms. Mitchell and the Corporation that would require disclosure under Item 404(a) of Regulation S-K.

H. Elizabeth Mitchell has served as an independent director of Selective Insurance Group, Inc. (NASDAQ: SIGI) since 2018, and as chair of its audit committee since 2021. She also has served as an independent director of Principal Financial Group, Inc. (NASDAQ: PFG) since 2022. Ms. Mitchell previously served as an independent director of StanCorp Financial Group, Inc. from 2017 to 2022, chairperson of the board of Weston Insurance Company from 2020 to 2022, and member of the board of advisors of Hudson Structured Capital Management Ltd. from 2018 to 2024. Ms. Mitchell was Chief Executive Officer of Renaissance U.S. Inc., and its predecessor Platinum Underwriters Reinsurance Inc., from 2007, and the company’s President from 2005, until her retirement in 2016. Prior to those roles, she served in various executive leadership roles at that company and its predecessor St. Paul Re Inc, beginning in 1993. Ms. Mitchell was a consulting actuary at Tillinghast Towers Perrin, Inc. (now part of Willis Towers Watson plc) from 1986 to 1992. Ms. Mitchell is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries. She is a National Association of Corporate Directors (NACD) Certified Director and has earned the CERT Certificate in CyberSecurity Oversight from Carnegie Mellon University. Ms. Mitchell holds a B.A from the College of the Holy Cross, Worcester, MA.

Item 7.01	Regulation RD Disclosure.

On March 11, 2025, Enact issued a press release announcing Ms. Waleski’s intention to not stand for re-election and the Board’s appointment of Ms. Mitchell. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 furnished herewith, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by Enact under the Securities Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number

99.1	Press Release dated March 11, 2025

104	Cover Page Interactive Data File (the Cover Page Interactive Data File is embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enact Holdings, Inc.

	By:	/s/ Hardin Dean Mitchell
		Name:	Hardin Dean Mitchell
		Title:	Executive Vice President, Chief Financial Officer and Treasurer
Dated: March 11, 2025

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